Exhibit 4.1

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”), dated as of February 3, 2021 is made effective and entered into by and among Ocuphire Pharma, Inc., a Delaware corporation, with headquarters at 37000 Grand River Avenue, Suite 120, Farmington Hills, Michigan 48335, which was renamed “Ocuphire Pharma, Inc.” pursuant to the Merger Agreement (as defined below) (the “Company”), and the investor listed on Schedule I attached hereto (each a “Holder” and collectively, the “Holders”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the A&R Securities Purchase Agreement, the Series A Warrants and/or the Series B Warrants (each as defined below) and the other Transaction Documents (as defined in the A&R Securities Purchase Agreement), as applicable.

Recitals

Whereas, in connection with the Amended and Restated Securities Purchase Agreement (as amended, the “A&R Securities Purchase Agreement”) by and among OcuSub, Inc. f/k/a Ocuphire Pharma, Inc., a Delaware corporation (“Ocuphire Private Company”), the Company, the Holders and the other investors listed on the signature pages attached thereto (the “Other Holders”), dated as of June 29, 2020, (x) Ocuphire Private Company issued to the Holders and the Other Holders shares of its common stock, par value $0.0001 per share, which was exchanged pursuant to the terms of the Merger Agreement into shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (y) the Company issued to the Holders and the Other Holders Series A Warrants and Series B Warrants (each, as hereinafter defined) (collectively, the “Warrants”) which are exercisable to purchase shares (as exercised, collectively, the “Warrant Shares”) of Common Stock in accordance with the terms of the Warrants;

Whereas, the Warrants contain certain reset provisions that could increase the number of Warrant Shares issuable pursuant to the Warrants (the “Reset Provisions”);

Whereas, pursuant to this Agreement, the Holders desire to waive the Reset Provisions, such that the Warrants become exercisable for a fixed number of Warrant Shares calculated in accordance with the reset terms of the Warrants determined as of the Effective Date (as defined below);

Whereas, Section 2(a) of the Series A Warrants contain certain adjustment and other provisions that could lead to the Exercise Price (as defined in the Series A Warrants) being reduced as a result of a Dilutive Issuance (as defined in the Series A Warrants);

Whereas, pursuant to this Agreement, effective as of the Effective Date, the Holders desire to irrevocably and perpetually waive and terminate for the remaining life of the Series A Warrants all of the terms and conditions set forth in Section 2(a) of the Series A Warrants;

Whereas, pursuant to this Agreement, following the Effective Date, the Company has agreed to provide certain registration rights under the Securities Act (defined below), and the rules and regulations thereunder, or any similar successor statute, and applicable state securities laws with respect to the Warrant Shares that may be issuable upon the exercise of the Warrants held by the Holders and certain of the Other Holders; and

Whereas, the waivers and other provisions of this Agreement shall be effective (the “Effective Date”) upon receipt by the Company of (i) this Agreement duly executed and delivered by the Company and the Holders and (ii) Other Waiver Agreements (as defined below) duly executed and delivered by the Company and certain Other Holders, which together with the Holders represent the Required Holders (as defined in the Warrants).

Terms and Conditions

Now, Therefore, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) [“Additional Effectiveness Deadline” means the date which is the earlier of (i) in the event that the Additional Registration Statement (x) is not subject to a full review by the SEC, the date which is forty (40) Trading Days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline or (y) is subject to a full review by the SEC, the date which is seventy (70) Trading Days after the earlier of the applicable Additional Filing Date and the Additional Filing Deadline and (ii) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Additional Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Additional Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.

(b) “Additional Filing Date” means the date on which an Additional Registration Statement is filed with the SEC.

(c) “Additional Filing Deadline” means if Cutback Shares (as defined in Section 7(a)(i)) are required to be included in any Additional Registration Statement pursuant to Section 7(a)(i), the later of (i) the date sixty (60) days after the date substantially all of the Registrable Securities registered under the immediately preceding Registration Statement are sold and (ii) the date six (6) months from the date that the Initial Registration Statement has been declared effective by the SEC or the date an Additional Registration Statement is declared effective by the SEC, as applicable.

(d) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e) “Effectiveness Deadline” means the Initial Effectiveness Deadline and/or each Additional Effectiveness Deadline, as applicable.]1

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

(g) [“Initial Effectiveness Deadline” means the date which is the earlier of (x) (i) in the event that the Initial Registration Statement is not subject to a full review by the SEC, forty five (45) Trading Days after the Effective Date or (ii) in the event that the Initial Registration Statement is subject to a full review by the SEC, seventy five (75) Trading Days after the Effective Date and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Initial Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Initial Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Initial Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business, and if the Initial Effectiveness Deadline falls on or after February 16, 2021, then the Initial Effectiveness Deadline shall be extended to the fifth (5th) Business Day after the date the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which shall be no later than March 31, 2021.

(h) “Losses” means any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.]2

(i) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(j) [“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

(k) “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

1 Included in Waiver forms for Major Holders.

2 Included in Waiver forms for Major Holders.

(l) “register,” “registered,” and “registration” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the Securities Act and pursuant to Rule 415, and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

(m) “Registrable Securities” means, in each case, as of the applicable time of determination, (i) the Series A Warrant Shares then issued or issuable upon exercise of the Series A Warrants held by the Holder, (ii) the Series B Warrant Shares then issued or issuable upon exercise of the Series B Warrants held by the Holder and (iii) any capital stock of the Company then issued or issuable with respect to the Series A Warrant Shares, the Series A Warrants, the Series B Warrant Shares or the Series B Warrants held by the Holder, in each case, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on the exercise of the Series A Warrants and/or the Series B Warrants.

(n) “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale of Registrable Securities.]3

(o) “Rule 144,” “Rule 415,” and “Rule 424” means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(p) “SEC” and/or “Commission” means the United States Securities and Exchange Commission.

(q) “Securities Act” means the Securities Act of 1933, as amended.

(r) “Series A Warrants” shall have the meaning set forth in the A&R Securities Purchase Agreement.

(s) “Series A Warrant Shares” shall have the meaning set forth in the A&R Securities Purchase Agreement.

(t) “Series B Warrants” shall have the meaning set forth in the A&R Securities Purchase Agreement.

(u) “Series B Warrant Shares” shall have the meaning set forth in the A&R Securities Purchase Agreement.

3 Included in Waiver forms for Major Holders.

2. Waivers And Amendments with Respect to Resets and Price and Share Adjustments.

(a) Definitions of Reset Price in the Warrants. The Series B Warrant defines the “Reset Price” as the arithmetic average of the five (5) lowest Weighted Average Prices (as defined in the Warrants) of the Common Stock during the applicable “Reset Period” (as defined in the Series B Warrants) immediately preceding the applicable “Reset Date” (as defined in the Warrants), subject to a “Reset Floor Price” (as defined in the Series B Warrants) of $1.0435. The Series A Warrant defines the “Reset Price” as the lower of (i) the Exercise Price (as defined in the Series A Warrants) then in effect and (ii) 120% of the applicable Reset Price (as defined in the Series B Warrants) as of the related Reset Date (as defined in the Series B Warrants).

(b) End Reset Measuring Date. [As of the Effective Date, the Holders hereby waive the occurrence of an “End Reset Measuring Date” (as defined in the Series B Warrants) as a pre-requisite for the occurrence of the final “Reset Date” (as defined in the Warrants) and elect to waive all of the Reset Dates that would have occurred under the Warrants, and the Effective Date shall be deemed a Reset Date with respect to the Warrants outstanding as of the Effective Date, and the applicable Reset Price shall be equal to the per share price required to result in the Series B Warrants held by the Holders (other than with respect to certain Other Holders who have waived any adjustment to the number of Series B Warrant Shares as result of the transactions contemplated by the Waiver Agreements) to be exercisable for the number of the Series B Warrant Shares (without regard to any limitations on the exercise of the Series B Warrants) set forth opposite the Holder’s name in the third column of Schedule I attached hereto reflecting the final Maximum Eligibility Number (which number shall be subject to adjustment pursuant to Section 2 (other than Section 2(d)) of the Series B Warrant as amended hereby occurring after the Effective Date).]4 [As of the Effective Date, the Holders hereby waive the occurrence of an “End Reset Measuring Date” (as defined in the Series B Warrants) as a pre-requisite for the occurrence of the final “Reset Date” (as defined in the Warrants) and elect to waive all of the Reset Dates that would have occurred under the Warrants. The Effective Date shall be deemed a Reset Date with respect to the Warrants outstanding as of the Effective Date, and the applicable Reset Price shall be equal to the per share price required to result in the Series B Warrants held by certain Holders, but the Holder waives any and all rights with respect to this adjustment.]5

(c) Series A Warrants. The parties further agree that, as of the Effective Date, (i) the Exercise Price (as defined in the Series A Warrants) shall be equal to $4.4795 (which price shall be subject to adjustment pursuant to Section 2 (other than Section 2(a) and Section 2(d)) of the Series A Warrant as amended hereby occurring after the Effective Date) and (ii) the number of Series A Warrant Shares issuable under the Series A Warrants (without regard to any limitations on the exercise of the Series A Warrants) shall be, as set forth opposite [each] Holder’s name in fourth column of Schedule I attached hereto (which number shall be subject to adjustment pursuant to Section 2 (other than Section 2(a) and Section 2(d)) of the Series A Warrant as amended hereby occurring after the Effective Date).

4 Included in Waiver forms for all Holders other than the Insider Holders.

5 Included in Waiver forms for all Holders who are members of the Board of Directors (the "Insider Holders").

(d) Series B Warrants. For the avoidance of doubt, the Holders hereby agrees that, (i) as of the Effective Date, except as expressly set forth herein, no further “Reset Date” shall occur under the Warrants and, accordingly, the number of the Warrant Shares issuable upon exercise of the Warrants shall no longer increase as a result of a “Reset Date” and (ii) the Exercise Price of the Series B Warrant shall remain at $0.0001 (which price shall be subject to adjustment pursuant to Section 2 of the Series B Warrant as amended hereby occurring after the Effective Date).

(e) Reservation Date. The definition of Reservation Date in the Warrants shall be deemed to be the Effective Date.

(f) Authorized Shares. As of the Effective Date, clause (i) of Section 1(g) of the Warrants shall be deleted.

3. Waivers of Section 5 of the A&R Securities Purchase Agreement.

(a) Elimination of Section 5(j) of the A&R Securities Purchase Agreement. As of the Effective Date, Section 5(j) of the A&R Securities Purchase Agreement shall be deleted and terminated in its entirety.

(b) Elimination of Restrictions on Financings and Registration Statements. As of the close of business on March 1, 2021, the restrictions set forth in Section 5(n)(ii) of the A&R Securities Purchase Agreement shall terminate and have no further force or effect. Notwithstanding the restrictions set forth in Section 5(n)(ii) of the A&R Securities Purchase Agreement, following the Effective Date, the Company shall be permitted to file a registration statement with the SEC, using a “shelf” registration process under the Securities Act to register shares of the Common Stock and the Company’s preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities of the Company (the “Shelf Registration Statement”), provided that the Shelf Registration Statement includes the registration of the Registrable Securities.

(c) At-The-Market Offerings. The restrictions set forth in Section 5(n) and (t) of the A&R Securities Purchase Agreement shall not apply to any at-the-market equity offering implemented by the Company through a broker dealer at any time following the Effective Date and the Company shall be entitled to register shares for an at-the-market equity offering in the Shelf Registration Statement, provided however that the Company shall not be able to issue any equity securities under such at-the-market equity offering until on or after April 15, 2021.

(d) Amendment to Section 5(n)(iii) of the A&R Securities Purchase Agreement.

(i) As of the Effective Date, Section 5(n)(iii) of the A&R Securities Purchase Agreement shall be deleted in its entirety.

(ii) [From the date hereof until December 31, 2021, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration (a “Subsequent Financing”), the Holder[s] shall have the right[, in the aggregate,] to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing (subject to the restrictions applicable to the Holder[s] set forth in Section 1(c)(iv) of the A&R Securities Purchase Agreement).

(iii) Between the time period of (A) 4:00 pm (New York City time) and 5:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected public announcement of the Subsequent Financing, (B) if the Trading Day of the expected public announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected public announcement of the Subsequent Financing, or (C) 6:00 am (New York City time) and 8:00 am (New York City time) on the Trading Day of the expected public announcement of a Subsequent Financing, the Company shall deliver to [each] Holder a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected.

(iv) If a Holder desires to participate in such Subsequent Financing must provide written notice to the Company by not later than eight (8) hours after such Holder's receipt of a Subsequent Financing Notice (the “Notice Termination Time”) that such Holder is willing to participate in the Subsequent Financing, the amount of such Holder's participation, and representing and warranting that such Holder has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from such Holder as of such Notice Termination Time, such Holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

(v) If any of the proposed terms from the initial Subsequent Financing Notice changes or the Company fails to enter into the definitive agreement related to the initial Subsequent Financing Notice within two (2) Trading Days after the date of delivery of the initial Subsequent Financing Notice, the Company must provide the Holder with a second Subsequent Financing Notice, and the Holder will again have the right of participation set forth above in this Section 3(d).

(vi) The Company and [each] Holder agree that, if [any] Holder elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Holder shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Holder. In addition, the Company and [each] Holder agree that, in connection with a Subsequent Financing, the transaction documents related to the Subsequent Financing shall include a requirement for the Company to issue a widely disseminated press release by 9:30 am (New York City time) on the Trading Day of execution of the transaction documents in such Subsequent Financing (or, if the date of execution is not a Trading Day, on the immediately following Trading Day) that discloses the material terms of the transactions contemplated by the transaction documents in such Subsequent Financing.

(vii) Notwithstanding anything to the contrary in this Section 3(d) and unless otherwise agreed to by [each] Holder, the Company shall either confirm in writing to the Holder[s] that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that [no] Holder will [not] be in possession of any material, non-public information, by 9:30 am (New York City time) on the second (2nd) Trading Day following date of delivery of the Subsequent Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by the Holder[s], such transaction shall be deemed to have been abandoned and the Holder[s] shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(viii) Notwithstanding the foregoing, this Section 3(e) shall not apply in respect of (i) Excluded Securities (as defined in the Series A Warrants) or (ii) any at-the-market equity offering implemented by the Company through a broker dealer.]6

4. Extension of Leak Out Provisions. Each Holder is a currently a party to a Leak-Out Agreement dated as of November 5, 2020, pursuant to which it has agreed to limit the number of shares of the Common Stock it can sell until the end of the Restricted Period (as defined in each Leak-Out Agreement). Notwithstanding the waiver of the Reset Dates set forth above, the Holder hereby agrees to extend the date of the Restricted Period such that it will not expire (and the Holder will remain subject to the sales limitations set forth in the Leak-Out Agreements) until the earlier of (i) thirty (30) days following the date on which the Company closes on the sale and issuance of additional shares of the Common Stock at any time or from time to time following the Effective Date resulting in gross proceeds to the Company of at least $20,000,000, excluding proceeds received by the Company from any at-the-market equity offering through a broker dealer, and (ii) November 19, 2021.

5. Elimination of Section 2(a) of the Series A Warrants. Effective as of the Effective Date, each Holder further agrees to waive the provisions of Section 2(a) of the Series A Warrant and hereby agrees that Section 2(a) of the Series A Warrants is terminated and of no further force or effect.

6. Revision of Section 1(d) of the Series A Warrants. Effective as of the Effective Date, each Holder further agrees that Section 1(d) of the Series A Warrant is deleted in its entirety and replaced with:

6 Included in Waiver forms for Major Holders

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, a registration statement permitting the Holder to resell the Warrant Shares is not then effective or the prospectus forming a part thereof is not then available to the Holder for the resale of Warrant Shares, the Holder may, in its sole discretion, notify the Company of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

      B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which the Series A Warrant is then being exercised.

B =	as applicable: (i) the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) of the Series A Warrant on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) of the Series A Warrant on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the Weighted Average Price of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the Bid Price of the Common Stock on the principal Eligible Market for the Common Stock as reported by Bloomberg as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 1(a) of the Series A Warrant or (iii) the Weighted Average Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) of the Series A Warrant after the close of “regular trading hours” on such Trading Day.

C =	the Exercise Price then in effect for the applicable Series A Warrant Shares at the time of such exercise.

If shares of Common Stock are issued pursuant to this Section, the Company hereby acknowledges and agrees that the Series A Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Series A Warrant Shares for purposes of Rule 144(d), shall be deemed to have commenced, on the date the Series A Warrant was originally issued pursuant to the A&R Securities Purchase Agreement. The Company agrees not to take any position to the contrary.

7. [Registration Rights.

(a) Registration Statement.

(i) On or prior to the fifth (5th) Trading Day following the Effective Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale all of the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act). The Holders acknowledge and agree that the Registration Statement for the registration of the Registrable Securities may be made on the Shelf Registration Statement. Notwithstanding any other provision of this Section 7: (i) if the staff of the Commission does not permit all of the Registrable Securities to be registered on the initial Registration Statement filed pursuant to this Section 7(a)(i) (the “Initial Registration Statement”) as a result of a limitation on the maximum number of shares of Common Stock of the Company permitted to be registered by the staff of the SEC pursuant to Rule 415 (such shares not permitted on the Initial Registration Statement, the “Cutback Shares”), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced by Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares then held by the Holders and the Other Holders with each holder entitled to allocate the portion of the Warrant Shares to be included in such Initial Registration Statement among the Series A Warrants and Series B Warrants, subject to any determination by the Commission that a certain holder must be reduced first based on the number of the Warrant Shares held by such holder); and (ii) in the event the Company amends the Initial Registration Statement to effect the reduction contemplated under clause (i) above, the Company shall file with the Commission, as promptly as allowed by the Commission on one or more registration statements on Form S-3 or such other form available to register for resale such Registrable Securities that were not registered for resale on the Initial Registration Statement, as so amended (each, an “Additional Registration Statement”). The Initial Registration Statement and any Additional Registration Statement shall contain (except if otherwise directed by the Holders) the “Plan of Distribution” section in substantially the form attached hereto as Exhibit A and “Selling Stockholders” section in substantially the form attached hereto as Exhibit B. By 9:30 a.m. New York time on the Business Day following date that the applicable Registration Statement has been declared effective by the SEC, the Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock registered for resale in any Initial Registration Statement or Additional Registration Statement shall not exceed the sum of (i) the number of Registrable Securities held by the Holders and (ii) 3,493,700 additional shares (subject to adjustment for stock splits, reverse stock splits and the like) of Common Stock held by, or underlying securities held by, Other Holders.

(ii) The Company shall use its commercially reasonable best efforts to cause each Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof but in no event later than the applicable Effectiveness Deadline, and shall use commercially reasonable best efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date as of which the Holders may sell all of the Registrable Securities covered by such Registration Statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the Holders shall have sold all of the Registrable Securities covered by such Registration Statement (the “Effectiveness Period”).

(iii) Notwithstanding anything in this Agreement to the contrary, the Company may, by written notice to the Holders, suspend sales under a Registration Statement after the effective date thereof and/or require that the Holders promptly cease the sale of shares of the Common Stock pursuant thereto and/or defer the filing of any Additional Registration Statement if the Company is engaged in a material merger, acquisition or sale or any other material pending development and the Board of Directors determines in good faith, by appropriate resolutions, that, as a result of such activity, it would be materially detrimental to the Company to maintain a Registration Statement at such time. Upon receipt of such notice, each Holder agrees to immediately discontinue any sales of the Registrable Securities pursuant to such Registration Statement until such Holder is advised in writing by the Company that the current Prospectus or amended Prospectus, as applicable, may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of the Board of Directors) the failure to require such suspension would be materially detrimental to the Company. The Company’s rights under this Section 7(a)(iii) may be exercised for a period of no more than ten (10) consecutive Trading Days and not more than three (3) times in any twelve-month period (each such period, a "Grace Period"). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of a Holder in accordance with the terms of the A&R Securities Purchase Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale, prior to the Holder’s receipt of the notice of a Grace Period and for which the Holder has not yet settled. Immediately after the end of any suspension period under this Section 7(a)(iii) during the Effectiveness Period, the Company shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Holders to publicly resell their Registrable Securities pursuant to such effective Registration Statement.

(b) Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

(i) Subject to Section 7(a)(iii), prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective, as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities and comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all of the Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented; provided, however, that, subject to applicable requirements, each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Holder sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Holder agrees to dispose of the Registrable Securities in compliance with the “Plan of Distribution” described in the Registration Statement a copy of which is attached to this Agreement in Exhibit A and otherwise in compliance with applicable federal and state securities laws.

(ii) Notify the Holders as promptly as reasonably possible, and if requested by the Holders, confirm such notice in writing no later than ten (10) Trading Days thereafter, of any of the following events: (1) any Registration Statement or any post-effective amendment is declared effective; (2) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; or (3) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose.

(iii) Use commercially reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (1) any order suspending the effectiveness of any Registration Statement, or (2) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(iv) If requested by a Holder, provide such Holder, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(v) Promptly deliver to each Holder, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto to the extent permitted by federal and state securities laws and regulations.

(vi) Prior to any resale of the Registrable Securities by a Holder, use commercially reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for so long as required, but not to exceed the duration of the Effectiveness Period, and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(vii) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of any particular Holder that such Holder furnish to the Company a completed Selling Stockholder Questionnaire in the form attached hereto as Exhibit C (the “Selling Stockholder Questionnaire”) and such other information regarding itself, the Registrable Securities and other shares of the Common Stock held by such Holder and the intended method of disposition of the Registrable Securities held by such Holder as shall be reasonably required to effect the registration of such Registrable Securities and shall complete and execute such documents in connection with such registration as the Company may reasonably request, except in the case of any such information referred to in this paragraph, to the extent the failure to provide such information does not materially affect the Company’s ability to comply with such obligations.

(viii) The Company shall comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to make available a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(c) Registration Expenses. The Company shall pay all fees and expenses incident to the performance of or compliance with Section 7 of this Agreement by the Company, including without limitation (i) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Eligible Market, and in connection with applicable state securities or Blue Sky laws, (ii) printing expenses (including without limitation expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company and (iv) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In no event shall the Company be responsible for any underwriting, broker or similar fees or commissions of any Holder or any legal fees or other costs of the Holders[, except that the Company shall reimburse the Lead Investor (a Buyer) or its designee(s) for legal fees and expenses incurred in connection with the transactions contemplated by this Agreement up to $15,000.]7

7 Included in Waiver form for Altium Growth Fund, LP.

(d) Indemnification.

(i) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities, any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved by such Holder expressly for use in the Registration Statement, or (B) with respect to any Prospectus, if the untrue statement or omission of material fact contained in such Prospectus was corrected on a timely basis in the Prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by the Company to the Holder, and the Holder seeking indemnity hereunder was advised in writing not to use the incorrect prospectus prior to the use giving rise to Losses.

(ii) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished by such Holder in writing to the Company specifically for inclusion in such Registration Statement or such Prospectus or to the extent that such untrue statements or omissions are based solely upon information regarding such Holder furnished to the Company by such Holder in writing expressly for use in the Registration Statement or Prospectus, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such older upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Conduct of Indemnification Proceedings.

(1) If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(2) An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed within fifteen (15) days of receiving notification of a Proceeding from an Indemnified Party to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; (iii) any counsel engaged by the applicable Indemnifying Party shall fail to timely commence or diligently conduct the defense of any such claim and such failure has materially prejudiced (or, in the reasonable judgment of the Indemnified Party, is in danger of materially prejudicing) the outcome of the applicable claim; or (iv) such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to or may exist between the applicable Indemnifying Party and Indemnified Party or that there may be one or more different or additional defenses, claims, counterclaims or causes of action available to such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(3) All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within twenty (20) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined (not subject to appeal) that such Indemnified Party is not entitled to indemnification hereunder).

(iv) Contribution.

(1) If a claim for indemnification under Section 7(d)(i) or (ii) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7(d)(iii), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

(2) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d)(iv) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d)(iv), no Holder shall be required to contribute, in the aggregate, any amount in excess of the net amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(3) The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

(e) Dispositions. Each Holder agrees that it will comply with any prospectus delivery requirements or exemptions of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. Each Holder further agrees that, upon receipt of a request from the Company, such Holder will discontinue disposition of such Registrable Securities under the Registration Statement until such Holder is advised in writing by the Company that the use of the Prospectus, or amended Prospectus, as applicable, may be used. The Company may provide appropriate stop orders to enforce the provisions of this paragraph. Each Holder, severally and not jointly with the other Holders, agrees that the removal of the restrictive legend from certificates representing Securities is predicated upon the Company’s reliance that the Holder will comply with the provisions of this subsection.

(f) Legends. For the avoidance of doubt, the provisions of Section 2(g) of the A&R Securities Purchase Agreement regarding the removal of restrictive legends shall apply to Warrants and the Warrant Shares.]8

8. Representations and Warranties; Disclosure; Holding Period.

(a) Each Holder represents and warrants to the Company, and the Company represents and warrants to the Holder as of the date hereof that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder.

(b) The Company hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the Business Day following the Effective Date, on a Current Report on Form 8-K (and attaching the form of this Agreement as an exhibit to such filing (including all attachments), the “8-K Filing”), the transactions as contemplated by this Agreement in accordance with applicable laws, rules and regulations. Immediately following the filing of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company. The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, affiliates and agents, not to, provide any Holder with any material, non-public information regarding the Company or any of its Subsidiaries from and after the 8-K Filing without the express prior written consent of such Holder. To the extent that the Company delivers any material, non-public information to a Holder without such Holder’s consent, the Company hereby covenants and agrees that following the filing of the 8-K Filing such Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, non-public information. Subject to the foregoing, none of the Company, its Subsidiaries nor any Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided, that in the case of clause (i) the Holders shall be consulted by the Company in connection with any such 8-K Filing or other public disclosure prior to its release). Except for the 8-K Filing without the prior written consent of any applicable Holder, none the Company or any of its Subsidiaries or affiliates shall disclose the name of such Holder in any filing, announcement, release or otherwise.

8 Included in Waiver forms for Major Holders.

(c) The Company hereby acknowledges and agrees that the holding period for the Warrants for purposes of Rule 144(d), commenced on November 19, 2020 and, accordingly, the Warrant Shares may, as of May 19, 2021, be sold pursuant to Rule 144 upon cashless exercise of the Warrants, subject to the requirement for the Company to be in compliance with Rule 144(c)(1). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly if required by the Company’s transfer agent to effect the removal of the legend from the Warrant Shares from and after the earlier of (i) May 19, 2021 and (ii) the date a Registration Statement with respect to such Warrant Shares is declared effective by the SEC, in each case, in accordance with Section 2(g) of the A&R Securities Purchase Agreement.

9. Assignment of the Warrants. The Holders shall not sell, assign or transfer any of the Series A Warrants or Series B Warrants without providing the buyer, assignee or transferee of the Series A Warrants or the Series B Warrants being sold, assigned or transferred with a copy of this Agreement and making such transaction expressly subject to the terms of this Agreement.

10. Amendment. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively; provided, that no retroactive amendment or waiver shall have the effect of reducing the number of Warrant Shares issuable upon exercise of the Warrants by an amount greater than the number of Warrant Shares issuable upon exercise of the Warrants, as applicable, as of the date of such retroactive amendment), only with the written consent of the Company and the Required Holders (as defined in the Warrants). Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Holders, the Other Holders and the Company. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all the holders of the Warrants.

11. Miscellaneous.

(a) Except as otherwise set forth herein, each party to this Agreement shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b) The provisions of this Agreement shall be effective, and shall only be effective, upon receipt by the Company of (i) this Agreement duly executed and delivered by the Company and the Holder and (ii) agreements (the “Other Waiver Agreements”) substantially identical in form and substance to this Agreement duly executed and delivered by the Company and certain Other Holders, which together with the Holder represent the Required Holders (as defined in the Warrants).

(c) Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:	Ocuphire Pharma, Inc. 37000 Grand River Ave, Suite 120 Farmington Hills, MI 48335 Telephone: (248) 980-6538 Attention: Mina Sooch Email: msooch@ocuphire.com

With a copy (for informational purposes only) to:	Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, MI 49002-0402 Telephone: (269) 337-7702 Facsimile: (269) 337-7703 Attention: Phillip D. Torrence, Esq. E-mail: ptorrence@honigman.com

[If to Legal Counsel:	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Telephone: (212) 756-2000 Facsimile: (212) 593-5955 Attention: Eleazer N. Klein, Esq. E-mail: eleazer.klein@srz.com]9

9 Included in Waiver form for Altium Growth Fund, LP.

If to the Holder, to its address, facsimile number or email address set forth on Schedule I attached hereto, with copies to the Holder’s representatives as set forth on Schedule I attached hereto, or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(d) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(e) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(f) If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(g) This Agreement, the other Transaction Documents (as defined in the A&R Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Transaction Documents.  The terms of this Agreement amend and modify the Transaction Documents as if fully set forth in the Transaction Documents. On the Effective Date, all references in the Transaction Documents to “the Agreement”, “this Agreement,” or “this Warrant” as applicable, shall refer to the applicable Transaction Document, as modified by this Agreement. If there is any conflict between the terms, conditions and obligations of this Agreement and any Transaction Document, the terms, conditions and obligations set forth in this Agreement shall control.  All other provisions of the Transaction Documents not specifically modified by this Agreement are expressly preserved.  This Agreement may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

(h) Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(i) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(k) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(m) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(n) The obligations of [each] Holder under this Agreement are several and not joint with the obligations of any of the Other Holders under any Other Waiver Agreement, and the Holder[s] shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Waiver Agreement. Nothing contained herein or in any Other Waiver Agreement, and no action taken by the Holder[s] pursuant hereto or any Other Holder pursuant thereto, shall be deemed to constitute the Holder[s] and the Other Holders as, and the Company acknowledges that the Holder[s] and the Other Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder[s] and the Other Holders are in any way acting in concert or as a group, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement or any Other Waiver Agreement and the Company acknowledges that the Holder[s] and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement and any Other Waiver Agreement. The Company acknowledges and [each] Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. [Each] Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

* * * * * *

Signature Page Follows

In Witness Whereof, the Holder and the Company have caused their respective signature page to this Waiver Agreement to be duly executed as of the date first written above.

THE COMPANY:

Ocuphire Pharma, Inc.

By:
Name:
Title:

Company Signature Page to

Waiver Agreement

In Witness Whereof, the Holder and the Company have caused their respective signature page to this Waiver Agreement to be duly executed as of the date first written above.

THE HOLDER:

By:
Name:
Title:

Holder Signature Page to

Waiver Agreement

Schedule I

Holder	Address	Number of Series B Warrant Shares	Number of Series A Warrant Shares	Required Registration Amount Being Registered in Registration Statement

TOTAL

Schedule I-1

Exhibit A

Selling Stockholders

Exhibit B

Plan of Distribution

Exhibit C

Ocuphire Pharma, Inc.

Selling Stockholder Questionnaire